Exhibit 99.1

10 May 2013

NEW YORK and BOSTON,

HarbourVest and CIFC Announce Plan to Enter Into Strategic Relationship

•	Demand for yielding investment strategies is driving increased interest in private debt

•	HarbourVest, a leading, global private markets investment firm for over 30 years and an established investor in mezzanine and European senior loans, intends to expand its private debt strategy

•	CIFC, a leading U.S. loan specialist asset manager, and HarbourVest, will jointly deliver senior loan expertise to HarbourVest investors

HarbourVest Partners, LLC (“HarbourVest”) and CIFC Asset Management (“CIFC”) (NASDAQ:CIFC) announced today they are forming a strategic relationship. CIFC’s U.S. senior debt capabilities will complement HarbourVest’s established capabilities and enable innovative yield-oriented investment solutions.

“This strategic relationship with CIFC allows HarbourVest to continue to provide our clients with best of breed opportunities across the private markets including U.S. senior secured corporate loans exclusively with CIFC,” said Rob Wadsworth, managing director of HarbourVest. “With historically low interest rates expected to prevail for the foreseeable future, many institutional investors are interested in strategies that can provide higher current yields and the potential for strong returns over the long term.”

This relationship is a natural extension of HarbourVest’s strategy in the private credit markets. The firm began investing into credit funds in 1995, has provided mezzanine loans to private companies since 2003, and has been active in the European senior loan market since 2010. (An affiliate of HarbourVest serves as the investment manager for HarbourVest Senior Loans Europe.) HarbourVest has been investing in private markets for over 30 years.

“We are excited to be teaming up with HarbourVest and see significant opportunity to jointly deliver investment solutions focused on private debt. This relationship will have great synergy between our complementary organizations, and many of the private companies within our portfolios are backed by the same general partners with whom HarbourVest has long-standing relationships,” said Peter Gleysteen, Chief Executive Officer of CIFC.

In connection with the transaction, HarbourVest is expected to become a minority shareholder of CIFC and to enter into a revenue-sharing arrangement with respect to the investment advisory fees generated by jointly-branded private debt programs.

Rob Wadsworth also noted, “Private debt strategies have many of the same qualities as private equity investing – i.e. reliance on similar networks and information for deal sourcing and evaluation, medium-term investment horizons, structuring for downside protection and the potential to outperform the public markets. CIFC’s focus on U.S. senior secured corporate loans is a complement to our existing expertise across mezzanine debt, European senior loans, and private equity.”

The HarbourVest team began managing private equity investments for institutional investors in 1982. Over the past three decades, the firm has built a global platform that provides clients with access to opportunities across the private markets. The firm’s expertise extends across a range of global private market strategies (venture, buyout, and mezzanine debt) and across investments into funds, secondary transactions, and direct co-investments in companies.

About HarbourVest

HarbourVest Partners, LLC is an independent global alternative investment firm and an SEC-registered investment adviser. HarbourVest provides investment programs for institutional investors to invest in venture capital, buyout, mezzanine debt, and distressed debt through primary partnerships, secondary purchases, and direct investments. HarbourVest and its subsidiaries have more than 250 employees, including nearly 80 investment professionals deployed in Boston, London, Hong Kong, Tokyo, Bogotá, and Beijing. In more than 30 years of investing in private equity, the team has committed more than $25 billion to newly-formed funds, completed over $9 billion in secondary purchases, and invested $4 billion directly in operating companies. The firm’s clients consist of more than 300 active institutional investors, including pension funds, endowments, foundations, and financial institutions throughout the U.S., Canada, Europe, Australia, Latin America, and Japan. To learn more about HarbourVest, visit www.harbourvest.com.

About CIFC

Founded in 2005, CIFC Asset Management is a fundamentals-based, relative value credit manager with $11.8 billion in assets under management from senior secured corporate loan based products as of December 31, 2012. The senior management team averages 30 years of credit experience having managed credit businesses in every credit cycle since the 1980’s. Headquartered in New York with over 60 employees, CIFC is an SEC registered investment adviser and a publicly traded company (NASDAQ:CIFC) currently serving over 200 institutional investors globally. For more information, please visit CIFC’s website at www.cifc.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include statements regarding future results or expectations, including expectations with respect to the formation and results of the strategic relationship. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made, various operating assumptions and predictions as to future facts and conditions, which may be difficult to accurately make and involve the assessment of events beyond HarbourVest’s or CIFC’s control. Caution must be exercised in relying on forward-looking statements. The forward-looking statements in this release are subject to risks and uncertainties, including the risk that the strategic relationship is not consummated or, if consummated, terminated by one or both of the parties, and the other risks related to CIFC’s business that are described in its annual report on Form 10-K. The forward-looking statements contained in this press release are made as of the date hereof, and HarbourVest or CIFC undertakes no obligation to update any forward-looking statement to reflect subsequent events, new information or circumstances arising after the date hereof.

© 2013 HarbourVest and CIFC. All rights reserved.

CONTACT: HarbourVest: Laura Thaxter, Tel: +1 (617) 348 3695, lthaxter@harbourvest.com; or CIFC: Jennie Wang, Tel: +1 (646) 367 6633, Investor@cifc.com